Exhibit 99.1

Aastrom Biosciences Domino’s Farms, Lobby K 24 Frank Lloyd Wright Drive Ann Arbor, MI 48105 T 734 930-5555 F 734 665-0485 www.aastrom.com
Aastrom Biosciences, Inc. Closes $22.5
Million Public Offering
Ann Arbor, MI, December 15, 2010 (4:00pm ET) — Aastrom Biosciences, Inc. (NASDAQ: ASTM), a leading developer of expanded autologous cellular therapies for the treatment of severe, chronic cardiovascular diseases, today announced that it has completed a public offering of 10,000,000 units at a price to the public of $2.25 per unit for an aggregate offering amount of $22.5 million, as previously announced on December 10, 2010. The net proceeds to Aastrom, after underwriting discounts and commissions and other offering expenses, from the sale of the units are approximately $20.5 million. The Company intends to use the net proceeds from the offering for general corporate purposes, including research and development expenses such as expenses related to its Phase 3 CLI program, capital expenditures, working capital and general administrative expenses.
Stifel Nicolaus Weisel acted as sole book-running manager and Needham & Company, LLC and Roth Capital Partners acted as co-managers.
The offering was made to purchasers pursuant to an effective shelf registration statement that Aastrom filed with the Securities and Exchange Commission, or the SEC, on November 12, 2010. A final prospectus supplement relating to the offering was filed with the SEC on December 10, 2010. Copies of the prospectus supplement and the prospectus relating to these securities may be obtained by contacting Stifel, Nicolaus & Company, Incorporated, One Montgomery Street, Suite 3700, San Francisco, California 94104, Attention: General Counsel, (415) 364-2500. Electronic copies of the prospectus supplement and accompanying prospectus are also available on the website of the SEC at http://www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock and warrants of Aastrom Biosciences, Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
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About Aastrom Biosciences
Aastrom Biosciences is an emerging biotechnology company developing expanded autologous cellular therapies for use in the treatment of severe, chronic cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of mixed-cell therapies expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced its cell therapies into late-stage clinical development, including a planned Phase 3 clinical program for the treatment of patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

Media Contact	Investor Contact
Stephen Zoegall	Kimberli O’Meara
Berry & Company	Aastrom Biosciences
212 253-8881	734 930-5777
szoegall@berrypr.com	ir@aastrom.com
This document contains forward-looking statements, including without limitation, statements concerning Aastrom’s planned Phase 3 clinical program, intended uses of the net proceeds from the offering, as well as other risks that are described in further detail in the preliminary prospectus and our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and from time to time in other publicly available information regarding the Company. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. These forward looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.